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                                                                  EXHIBIT 3.1(f)


                                POPMAIL.COM, INC.

                          CERTIFICATE OF DESIGNATION OF
                      SERIES E CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 401(3)(b) of the Business Corporation Act of the State of Minnesota, PopMail.com, inc., formerly known as Cafe Odyssey, Inc. (the "Company"), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and in accordance with the provisions of Section 401(3)(a) of the Business Corporation Act of the State of Minnesota, the Board of Directors of the Company as of September 22, 1999, adopted the following resolution creating a series of preferred stock designated as Series E Convertible Preferred Stock:

         RESOLVED: That pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended, a series of preferred stock, $.01 par value, to be titled the "Series E Convertible Preferred Stock" (the "Preferred Shares") of the Company is hereby created and designated. The number of shares of Preferred Shares shall be 750,000 shares. The voting powers, preferences and relative, participating, optional and other special rights of the Preferred Shares, and the qualifications, limitations and restrictions thereof, are as follows:

         1. Designation. The series of preferred stock established hereby shall be designated the "Series E Convertible Preferred Stock" (and shall be referred to herein as the "Preferred Shares") and the authorized number of Preferred Shares shall be 750,000, subject to adjustment as hereinafter provided.

         2. Voting Rights. Holders of Preferred Shares shall have no vote on any matters submitted to the holders of Common Stock. Without the affirmative vote of the holders (acting together as a class) of at least a majority of Preferred Shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Company shall not alter, change or amend the preferences or rights of the Preferred Shares.

         3.    Dividends. There are no rights to dividends.

         4. Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Shares shall be entitled to receive in cash, out of the assets of the Company, an amount equal to Two Dollars ($2.00) per share for each outstanding Preferred Share (herein, "Liquidation Value"), before any payments shall be made or any assets distributed to the holders of Common Stock or any other class of shares of the Company ranking junior to Preferred Shares. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay the Liquidation Value, the holders of such Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of Preferred Shares upon such liquidation, dissolution or a winding up of the Company, the holders of Common Stock and Preferred Shares shall then share ratably in all the assets of the Company thereafter remaining. For purposes of this joint distribution of assets to the holders of Common Stock and the holders of Preferred Shares, each holder of Preferred Shares should be regarded as owning that number of Common Stock into which such Preferred Shares would then be convertible.



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         5.    Conversion Rights.

               a. Conversion. The Company and holder of the Preferred Shares shall be entitled to convert any or all of such Preferred Shares into shares of Common Stock. The number of shares of Common Stock issuable upon such conversion shall be determined as follows: (1) divide $2.00 by the lesser of (i) $2.00, or
(ii) seventy (70) percent of the average closing market price of the Company's Common Stock during the ten (10) trading days immediately preceding the Filing Date (as defined in Section 6 herein); and multiplying the quotient determined in (1) by the number of Preferred Shares being converted.

               b. Conversion Mechanics -- Holder. In order to exercise the conversion privilege, a holder of Preferred Shares shall (1) notify the Company in writing of such holder's intent to convert a specified portion of such shares (the "Conversion Notice" and the date of such notice which shall be the same or later than the date notice is given, the "Conversion Notice Date") and (2) provide, on or prior to the Conversion Notice Date, to the Company at its principal office the certificate evidencing the Preferred Shares being converted, duly endorsed to the Company and accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such Shares. Preferred Shares converted at the option of the Holder shall be deemed to have been converted on the day of receipt by the Company of the certificate representing such shares for conversion in accordance with the foregoing provisions (the "Conversion Date"), and at such time the rights of the holder of such Preferred Shares other than the right to receive shares of Common Stock upon conversion of the Preferred Shares pursuant to the terms hereof, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Stock issuable upon conversion. As promptly as practicable on or after the Conversion Date, the Company shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Stock issuable upon conversion, computed to the nearest full shares, and a certificate or certificates for the balance of Preferred Shares surrendered, if any, not so converted into Common Stock.

               c. Conversion Mechanics -- Company. At its election, the Company may automatically convert the Preferred Shares. Notice of the conversion to the holder shall be given by mailing via first-class mail a notice of the Company's intent to convert a specified portion of such shares (the "Conversion Notice") not less than ten (10) business days prior to the effectiveness of such conversion. As promptly as practicable on or after such conversion by the Company, the Company shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Stock issuable upon conversion, computed to the nearest full shares, and a certificate or certificates for the balance of Preferred Shares surrendered, if any, not so converted into Common Stock.

         6. Registration Rights. After May 1, 2000 (the "Filing Date"), the Company shall, on a one-time basis, prepare and file a registration statement under the 1933 Act covering the resale of the shares of Common Stock issued or issuable upon conversion of the Preferred Shares. The Company shall bear all expenses and fees incurred in connection with the preparation, filing, and amendment of such registration statement, except that each holder of Preferred Shares shall pay all fees, disbursements and expenses of any counsel or expert retained by such holder and all underwriting discounts and commissions, filing fees and any transfer or other taxes relating to the Shares included in the Registration Statement. Each holder of preferred shares shall cooperate with the Company in the preparation and filing of any Registration Statement, and in the furnishing of information concerning the holder for inclusion therein, or in any efforts by the Company to establish that the proposed sale is exempt under the Securities Act of 1933 as to any proposed distribution.


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         7.    Other Terms of Series E Convertible Preferred Shares.

               a. Consolidation, Merger, Exchange, etc. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another company, or the sale of all or substantially all of its assets to another company, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Preferred Shares shall thereafter have the right to receive, in lieu of Common Stock of the Company, such shares of stock, securities, cash or other assets as would have been issued or payable with respect to or in exchange for such number of shares of Common Stock receivable upon a conversion of such Preferred Shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Preferred Shares to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, cash or other assets thereafter receivable upon the conversion of such Preferred Shares. The Company shall not effect any such reorganization, reclassification, consolidation, merger or sale, unless prior to the consummation thereof the surviving company (if other than the Company), the company resulting from such consolidation or the company purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Preferred Shares at the last address of such holders appearing on the Books of the Company, the obligation to deliver to such holders such shares of stock, securities, cash or other assets as, in according to the foregoing provisions, such holders may be entitled to receive.

               b. Stock Split, Stock Dividend, Recapitalization, etc. If the Company, at any time while any Preferred Shares are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

               c.     Notice of Certain Events. If:

                      (i) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                      (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                      (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or


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                      (iv)    the approval of any shareholders of the Company
                              shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all of substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                      (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall mail to the holders of Preferred Shares, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and (z) the date as of which it is expected that holders of Common Stock shall be entitled to exchange such shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         IN WITNESS WHEREOF, PopMail.com, inc. has caused this Certificate to be duly executed in its corporate name on this 5th day of November 1999.



                                           POPMAIL.COM, INC.


                                           By:  s/ Thomas W. Orr
                                                ---------------------------
                                                Thomas W. Orr
                                                Chief Financial Officer




                                                          STATE OF MINNESOTA
                                                        FILED - DUPLICATE COPY

                                                              NOV -5 1999

                                                           s/ Mary Kiffmeyer

                                                          Secretary of State

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